Exhibit 99.1

October 16, 2020 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the Third Quarter of 2020

NORTH LIBERTY, IOWA - October 16, 2020 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three and nine months ended September 30, 2020.

Three months ended September 30, 2020:
•Net Income of $20.7 million, and Basic Earnings per Share of $0.25,
•Operating Revenue of $162.3 million, an increase of 9.7% over 2019,
•Operating Income of $27.3 million,
•Operating Ratio of 83.2% and 81.5% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $81.9 million and Total Assets of $959.8 million (a record high),
•Stockholders' Equity of $721.7 million (a record high),
•Debt-Free Balance Sheet.

Nine months ended September 30, 2020:
•Net Income of $53.1 million, and Basic Earnings per Share of $0.65,
•Operating Revenue of $489.5 million, an increase of 13.9% over 2019,
•Operating Income of $69.7 million,
•Operating Ratio of 85.8% and 84.2% Non-GAAP Adjusted Operating Ratio(1).

Heartland Express Chief Executive Officer Mike Gerdin, commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three and nine months ended September 30, 2020 showed continued strength in terms of revenue, profit, and overall operating efficiency during these volatile times. We continue to be extremely proud of our drivers and our team of employees that support them and our loyal customers each day.”

Mr. Gerdin continued, “From a financial perspective, we were able to capitalize on our sixth consecutive quarter of growth in revenue before fuel surcharges and strong cost controls to deliver an operating ratio of 83.2% and a non-GAAP adjusted operating ratio(1) of 81.5% despite lower gains on sale of revenue equipment as compared to the prior year, and ongoing progress needed to apply our cost structure to the Millis Transfer business. From a market perspective, freight demand has been stronger through the date of this release following the initial softness experienced early in the second quarter as a result of COVID-19. We continue to be very pleased with the Millis Transfer acquisition, revenue retention has been favorable, and we still have significant additional operating efficiencies to pursue. We continue to navigate the challenge to recruit, hire, and retain qualified and safe operating drivers during these uncertain and volatile times.”

“As always, we remain focused on generating and allocating cash from operations. We were able to maintain nearly the same level of cash on hand sequentially from the second quarter through the third quarter of 2020, following significant net cash outlays of $48.4 million for revenue equipment and terminal projects during the third quarter. Net cash flows from operations for the first nine months of 2020 were $133.0 million, for a 27.2% operating cash flow margin. We applied this cash to invest $112.4 million in our fleet and terminal network, return $17.2 million to our stockholders through dividends and stock repurchases, and increase our cash balance by $5.3 million since the end of 2019. We believe Heartland Express is well positioned for the years ahead. We thank the truck drivers of America for working hard to keep the flow of critical goods and the economy moving each and every day."

Financial Results

Heartland Express ended the third quarter of 2020 with operating revenues of $162.3 million, compared to $147.9 million in the third quarter of 2019, an increase of $14.4 million, or 9.7%. Operating revenues for the quarter included fuel surcharge revenues of $14.4 million, compared to $18.4 million in the same period of 2019, a $4.0 million decrease. Operating revenues increased 14.2%, excluding the impact of fuel surcharge revenues(1), and increased sequentially during the last six quarters. Net income was $20.7 million, compared to $20.5 million in the third quarter of 2019, an increase of $0.2 million. Basic earnings per share were $0.25 during the quarter. Operating income for the three month period ended September 30, 2020 increased $0.6 million as compared to the prior year even though we recorded $5.1 million lower gains on sale of revenue equipment, tax effected, in 2020 as compared to 2019. The Company posted an operating ratio of 83.2%, non-GAAP adjusted operating ratio(1) of 81.5%, and a 12.8% net margin (net income as a percentage of operating revenues) in the third quarter of 2020 compared to 81.9%, 79.4%, and 13.9%, respectively, in the third quarter of 2019.

For the nine-month period ended September 30, 2020, the Company recorded operating revenues of $489.5 million, compared to $429.6 million in the same period of 2019, an increase of $59.9 million, or 13.9%. Operating revenues for the period included fuel surcharge revenues of $47.9 million, compared to $53.5 million in the same period of 2019, a $5.6 million decrease. Operating revenues increased 17.4%, excluding the impact of fuel surcharge revenues(1). Net income was $53.1 million, compared to $60.2 million in the same period of 2019, a decrease of $7.1 million (11.7%), driven primarily by $11.4 million less gains on sale of revenue equipment, tax effected, in 2020. Basic earnings per share were $0.65 during the period, compared to $0.73 basic earnings per share in the same period of 2019. The Company posted an operating ratio of 85.8%, non-GAAP adjusted operating ratio(1) of 84.2%, and a 10.9% net margin (net income as a percentage of operating revenues) for the nine months ended September 30, 2020 compared to 82.2%, 79.6%, and 14.0%, respectively, in the same period of 2019.

Balance Sheet, Liquidity, and Capital Expenditures

At September 30, 2020, the Company had $81.9 million in cash balances and no borrowings under the Company's unsecured line of credit. The Company had $88.5 million in available borrowing capacity on the line of credit at September 30, 2020 after consideration of $11.5 million outstanding letters of credit. In addition to the current borrowing base of $100 million, the Company has the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $959.8 million and stockholders' equity of $721.7 million, both record high results.

Net cash flows from operations for the first nine months of 2020 were $133.0 million, 27.2% of operating revenue. The primary uses of net cash generated from operations during the nine-month period ended September 30, 2020 was $84.6 million for net revenue equipment transactions, $27.8 million for terminal projects, $12.3 million for the repurchase of our common stock, and $4.9 million for dividends.

The average age of the Company's tractor fleet was 2.0 years as of September 30, 2020 compared to 1.7 years at September 30, 2019. The average age of the Company's trailer fleet was 3.6 years at September 30, 2020 compared to 3.5 years at September 30, 2019. The Company currently anticipates a total of approximately $12 to $14 million in net capital expenditures for the remainder of calendar year 2020. We expect to record gains on sale of revenue equipment of approximately $4 to $5 million in the remainder of 2020, with all tractor dispositions already contracted with the manufacturers and their affiliates.

The Company ended the past twelve months with a return on total assets of 7.1% and a 9.4% return on equity.

The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A dividend of $0.02 per share was declared and paid during the first three quarters of 2020. The Company has now paid cumulative cash dividends of $488.8 million, including three special dividends, ($2.00 in 2007, $1.00 in 2010, and $1.00 in 2012) over the past sixty-nine consecutive quarters since 2003. During the three months ended March 31, 2020, the Company purchased 710,376 shares of our common stock for $12.3 million, and did not purchase any shares during the three months ended September 30, 2020 or the nine months ended September 30, 2019. Our outstanding shares at September 30, 2020 were 81.4 million. A total of 5.0 million shares of common stock have been repurchased for $90.3 million over the past five years.

Other Information

During the third quarter of 2020, we continued to deliver award-winning service and safety to our customers as evidenced by the following awards received:

•FedEx Express Core Carrier of the Year (10 years in a row)
•FedEx Express Platinum Award (99.96% On-Time Delivery)
•FedEx Ground Superior Performance Award
•Lowe's One-Way Store Carrier of the Year
•MillerCoors National Logistics & Transportation Supplier of the Year - Millis Transfer
•Hills Pet Nutrition for Commitment, Dedication, and Outstanding Service

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to reducing unnecessary or unproductive costs, our ability to react to changing market conditions, operational improvements, progress toward our goals, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and updated in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-626-3600) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
OPERATING REVENUE	$162,282	$147,908	$489,473	$429,589

OPERATING EXPENSES:
Salaries, wages, and benefits	$67,178	$60,909	$205,579	$168,137
Rent and purchased transportation	999	1,936	3,635	6,216
Fuel	21,218	25,211	65,445	71,730
Operations and maintenance	7,118	6,260	21,516	17,730
Operating taxes and licenses	3,664	3,416	11,229	10,808
Insurance and claims	4,827	3,256	16,034	12,030
Communications and utilities	1,398	1,211	4,091	3,538
Depreciation and amortization	27,625	25,572	81,427	70,414
Other operating expenses	6,637	5,993	19,602	16,351
Gain on disposal of property and equipment	(5,721)	(12,595)	(8,739)	(23,978)

	134,943	121,169	419,819	352,976

Operating income	27,339	26,739	69,654	76,613

Interest income	171	1,128	704	3,502
Interest expense	—	(452)	—	(452)

Income before income taxes	27,510	27,415	70,358	79,663

Federal and state income taxes	6,796	6,914	17,224	19,483

Net income	$20,714	$20,501	$53,134	$60,180

Earnings per share
Basic	$0.25	$0.25	$0.65	$0.73
Diluted	$0.25	$0.25	$0.65	$0.73

Weighted average shares outstanding
Basic	81,370	81,992	81,530	81,965
Diluted	81,404	82,040	81,587	82,008

Dividends declared per share	$0.02	$0.02	$0.06	$0.06

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	September 30,	December 31,
ASSETS	2020	2019
CURRENT ASSETS
Cash and cash equivalents	$81,949	$76,684
Trade receivables, net	62,538	56,753
Prepaid tires	8,245	9,107
Other current assets	20,865	8,947
Income tax receivable	—	323
Total current assets	173,597	151,814

PROPERTY AND EQUIPMENT	820,779	739,143
Less accumulated depreciation	251,235	212,856
	569,544	526,287
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	25,343	27,136
DEFERRED INCOME TAXES, NET	5,304	6,006
OTHER ASSETS	17,668	19,393
	$959,751	$898,931
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$23,321	$11,060
Compensation and benefits	25,001	24,712
Insurance accruals	16,069	17,584
Income taxes payable	3,499	—
Other accruals	16,333	10,051
Total current liabilities	84,223	63,407
LONG-TERM LIABILITIES
Income taxes payable	5,504	5,956
Deferred income taxes, net	102,252	93,698
Insurance accruals less current portion	46,063	51,211
Total long-term liabilities	153,819	150,865
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2020 and 2019; outstanding 81,370 and 82,028 in 2020 and 2019, respectively	907	907
Additional paid-in capital	4,398	4,141
Retained earnings	874,916	826,666
Treasury stock, at cost; 9,319 and 8,661 in 2020 and 2019, respectively	(158,512)	(147,055)
	721,709	684,659
	$959,751	$898,931

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue, operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, operating income, operating ratio, and adjusted operating ratio reconciliation (a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(Unaudited, in thousands)		(Unaudited, in thousands)

Operating revenue	$162,282	$147,908	$489,473	$429,589
Less: Fuel surcharge revenue	14,412	18,372	47,858	53,483
Operating revenue, excluding fuel surcharge revenue	147,870	129,536	441,615	376,106

Operating expenses	134,943	121,169	419,819	352,976
Less: Fuel surcharge revenue	14,412	18,372	47,858	53,483
Adjusted operating expenses	120,531	102,797	371,961	299,493

Operating income	$27,339	$26,739	$69,654	$76,613
Operating ratio	83.2%	81.9%	85.8%	82.2%
Adjusted operating ratio	81.5%	79.4%	84.2%	79.6%

(a) Operating revenue excluding fuel surcharge revenue, fuel surcharge revenue, and adjusted operating ratio as reported in this press release are based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that adjusted operating ratio is more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Adjusted operating ratio is not a substitute for operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that adjusted operating ratio improves comparability in analyzing our period-to-period performance, it could limit comparability to other companies in our industry if those companies define adjusted operating ratio differently. Because of these limitations, adjusted operating ratio should not be considered a measure of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.